Exhibit 10.1

PERSONAL & CONFIDENTIAL AGREEMENT

November 12, 2007

Stephen Golsby

5600 Winthrop Court

Evansville, Indiana 47715

Dear Steve:

On behalf of Bristol-Myers Squibb Company (“BMS”), I am pleased to offer you this Letter Agreement. If the BMS Board of Directors decides to proceed with a sale, spin off, divestiture or other disposition (hereinafter, collectively the “Transformation”) of Mead Johnson Nutritionals (the “Business”), you are being offered the following incentives to ensure that the Business is managed and operated efficiently throughout the process, the terms and conditions of which are outlined herein:

1.	Special Performance Bonus Amount.

(a)	You will be eligible to receive a special cash performance bonus (“Special Bonus”) that will range in amount from:

(i)	an amount equal to your regular BMS target bonus level in effect as of the closing date related to the Transformation of the Business (“Transformation Closing Date”), up to

(ii)	a maximum amount equal to $1,600,000. This range, which provides for a very substantial bonus opportunity, has been established by the Compensation and Management Development Committee of the BMS Board of Directors (“Committee”).

(b)	The Committee will have sole discretion to determine the actual Special Bonus payout amount at the Transformation Closing Date. Payment of the Special Bonus will be contingent upon your compliance with the terms and conditions of this Letter Agreement and will be based, in large part, on consideration of your performance against the Transformation Performance Criteria as outlined in Paragraph 4 of this Letter Agreement.

(c)	The Special Bonus will be paid to you according to the following schedule and subject to Paragraph 14 below, if applicable:

(i)	If your employment transfers to a Successor (i.e., a third party purchaser of the Business or a spin-off of the Business, hereinafter “Successor”) as of the Transformation Closing Date, you will be paid the Special Bonus as follows:

A.	50% of the Special Bonus will be paid to you within thirty (30) business days following the Transformation Closing Date, and

B.	The remaining 50% of the Special Bonus will be paid within thirty (30) business days following the six (6) month anniversary of the Transformation Closing Date provided that you either: (A) have remained continuously employed by the Successor through the six (6) month anniversary of the Transformation Closing Date, or (B) you are involuntarily terminated other than for cause by the Successor prior to the six (6) month anniversary of the Transformation Closing Date (and in such case you will be paid the remaining 50% of the Special Bonus within thirty (30) business days of your termination).

(ii)	If you remain an employee of BMS after the Transformation Closing Date, you will be paid the Special Bonus as follows:

A.	50% of the Special Bonus will be paid to you within thirty (30) business days following the Transformation Closing Date, and

B.	You will not be eligible for the remaining 50% of the Special Bonus.

(d)	The Special Bonus will not be paid if, for any reason, the Transformation is canceled. Further, if you seek out and transfer to another position at BMS or the Business prior to the Transformation Closing Date, the Special Bonus will not be paid. The Company retains the right, in its sole discretion, to provide the initial 50% of the Special Bonus to you if you have been asked by the Company to assume other responsibilities prior to the Transformation Closing Date.

2.

Annual Bonus. Provided that you remain an active employee with the Business through the Transformation Closing Date and you are either involuntarily terminated without cause as of the Transformation Closing Date or your employment is transferred to the Successor, you will be eligible for a pro rata cash bonus at your target bonus level in effect at the time of the Transformation Closing Date, payable in one lump sum for all full or partial months worked during the calendar year in which your termination or transfer occurs. Other than your right to pro-rata payment under the terms and conditions of this Letter Agreement, the Annual Bonus will be subject to the terms and conditions of the applicable BMS annual bonus plan in effect as of the Transformation Closing

Date. Such amounts shall be paid within five (5) business days following your “separation from service” from BMS (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and final Treas. Reg. §1.409A-1(h)(1)(ii)) (“Separation from Service”). If you remain an employee of BMS after the Transformation Closing Date, you will not be entitled to the pro rata annual bonus contemplated by this paragraph 2, but you will remain eligible for a bonus under the terms of the applicable BMS bonus plan then in effect.

3.	Severance Payments and Relocation Benefits. As of the date of this Letter Agreement, under the BMS Senior Executive Severance Plan, you are currently eligible to receive severance benefits equal to 1.5 years of your base salary (“Severance”) if you were to be involuntarily terminated without cause by BMS. Pursuant to this Letter Agreement, you will be eligible to receive severance equal to 1.5 years of your base salary in effect as of the Transformation Closing Date in the event that your employment is both (a) transferred to the Successor, and (b) you are involuntarily terminated by the Successor other than for cause prior to the twelve (12) month anniversary of the Transformation Closing Date. If there are any severance payments available to you from the Successor, you will receive the difference between those severance payments and the Severance amount available to you under this paragraph. Payments under this Paragraph 3 shall commence immediately after your Separation from Service with the Successor and shall be payable at regular payroll intervals according to your pay schedule then in effect. The conditions under which you may receive Severance, as described above, are greater than those you would ordinarily have been entitled to and therefore will be in lieu of, and not in addition to, the severance (if any) that you would otherwise have been eligible for under the applicable BMS plans.

You will continue to be entitled to relocation benefits under the terms and conditions of the Relocation Benefits Memorandum dated November 2, 2005 that you received from Richard C. Lodato (“Relocation Memo”). Additionally, you will be entitled to receive the benefits described in the Relocation Memo under the terms and conditions of the Relocation Memo if you are involuntarily terminated other than for cause either, (a) as of the Transformation Closing Date or, (b) if you are terminated by the Successor within one (1) year of the Transformation Closing Date. You will not be entitled to the benefits described in the Relocation Memo if you retire or voluntarily terminate from any Successor company at any time.

4.

Conditions of this Letter Agreement & General Release. The incentive payments and benefits described in this Letter Agreement in Paragraphs 1, 2 and 3 above are contingent upon all of the following conditions: (a) the Transformation Closing Date occurring on or before April 20, 2009; (b) you are an employee in good standing (i.e., meeting the company’s performance expectations) of BMS as of the Transformation Closing Date; (c) your honoring the need for strict confidentiality regarding the Transformation; (d) your honoring the need for strict confidentiality regarding the terms of this Letter Agreement, which should not be discussed with anyone other than your significant other, financial or legal advisors without the express and specific permission of a designee of BMS; (e) your providing full support and cooperation in the best interests of BMS and the Business up to and including the Transformation Closing Date; and (f) throughout the course of your continued employment with BMS and following the completion of the Transformation and/or your separation from BMS, if applicable, your taking no action which would be considered contrary to the best interests of BMS, the Business, or their affiliates.

Additionally, your Special Bonus amount will be calculated taking into consideration, among other factors, your performance against all of the following Transformation Performance Criteria:

•	Continued effective day-to-day management of the Business

•	Value optimization for BMS shareholders

•	Exhibiting leadership behaviors that align with the interests of BMS shareholders and serve to engage and retain employees

If you are on an unpaid leave of absence from BMS for more than thirty (30) calendar days at any time between the date of this Letter Agreement and the Transformation Closing Date, the Special Bonus as described in paragraph 1 will be pro-rated, if permissible under applicable law. A paid approved leave of absence, as specified in the applicable BMS annual bonus plan in effect as of the Transformation Closing Date, will not impact your eligibility for the Special Bonus described in paragraph 1 above.

Finally, in order to receive any of the benefits described in this Letter Agreement, you will be required to sign, timely return, and not revoke, a Separation Agreement which will include a general release of all claims (in a form satisfactory to BMS), as well as other provisions, including, but not limited to, certain restrictive covenants, which will be provided to you as soon as practicable on or around the Transformation Closing Date.

5.	Non-Solicitation. As a condition of your receipt of any payments or benefits under this Letter Agreement, commencing on the date of this Letter Agreement and ending on the date which is one (1) year from the date of your separation from BMS and/or the transfer of your employment to a Successor, (the “Non-Solicitation Period”), you will not, directly or indirectly, solicit for employment, hire, employ or retain in any capacity, including, but not limited to, as an employee, director, independent contractor, consultant or otherwise, other than for employment within BMS or its affiliates, any person who is employed or otherwise engaged on a full or part-time basis by BMS and/or its affiliates during the Non-Solicitation Period. If you breach this provision, you will pay to BMS the sum of Ten Thousand Dollars ($10,000) for each act of solicitation, not as a penalty, but as liquidated damages for injuries which precise economic value would be difficult to ascertain.

Additionally, you understand and agree that as part of the Transformation process, BMS and/or the Business may place certain restrictions on certain third-parties prohibiting them from soliciting and/or employing employees of the Business and/or BMS and you acknowledge that such restrictions are permissible.

6.	Material Breach. Breach the terms of paragraphs 4 or 5 of this Letter Agreement and/or any provisions in the General Release shall constitute a material breach of this Letter Agreement for which BMS or its affiliates may seek all relief available under the law.

7.	Not an Employment Agreement. Nothing in this agreement should be construed as a promise of employment for any particular time period. You are and remain an employee at will.

8.	Withholding. It is understood and agreed that all amounts, payments or benefits payable to you as described in this Letter Agreement represent gross amounts and BMS is hereby authorized to withhold any and all applicable withholdings and taxes from any such amounts, payments or benefits.

9.	Agreement Applicable in the Context of Change in Control of BMS. In the event of a BMS “change in control” (as such term is defined under the individual change in control agreement held by you) prior to the Transformation Closing Date, this Letter Agreement shall automatically be terminated and be null and void as of the effective date of such “change in control”.

10.	Governing Law; Jurisdiction. This Letter Agreement will be governed by and construed under the laws of the State of New York, without regard to its principles of conflict of laws. If at any time after the date of this Letter Agreement any provision is held to be illegal, void, or unenforceable, that provision will have no force and effect. However, the illegality or unenforceability of that provision will not have any effect on, and will not impair the enforceability of, any other provision of this Letter Agreement. If a court of competent jurisdiction finds that the General Release is illegal and/or unenforceable, you will be required to execute a form general release that is legal and enforceable.

11.	Amendment/Waiver. No provision in this Letter Agreement may be amended unless agreed to in writing and signed by you and an authorized officer of BMS.

12.	Supersedes All Prior Agreements & Exclusive Retention Benefit. You acknowledge and agree that this Letter Agreement supersedes any and all other prior agreements entered into between you and BMS that relate to the Transformation, whether written or oral. In the event that any or all other employees of the Business receive or are offered a retention or similar bonus payable in connection with the Transformation, you understand and agree that you will not be eligible to receive such retention or similar bonuses or benefits, except as explicitly set forth in this Letter Agreement, or as amended consistent with paragraph 11, above.

13.	No assignments. You may not assign or delegate any rights or obligations hereunder. BMS may assign this Letter Agreement or delegate any rights hereunder without your consent to any successor in interest.

14.	Section 409A. If you are a “specified employee,” as determined by BMS in accordance with the requirements of Code Section 409A(a)(2)(B)(i), then upon your Separation From Service, payments due to you under this Agreement that are deemed “nonqualified deferred compensation” under Code Section 409A and the final Treasury regulations thereunder (and do not meet any of the exemptions under Code Section 409A and the final regulations thereunder) shall be delayed until the earlier of (1) six months following the date of your Separation From Service or (ii) the date of your death. To the fullest extent possible, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more exemptions available under the final Treasury regulations promulgated under Code Section 409A and, to the extent that any such amount or benefit is or becomes subject to Code Section 409A due to a failure to qualify for an exemption from the definition of “nonqualified deferred compensation” in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. In no event whatsoever shall BMS or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you or your beneficiary or estate by Code Section 409A or any damages for failing to comply with Code Section 409A.

15.	Construction & Interpretation. Any determinations by BMS under this Letter Agreement including, but not limited to, determinations regarding eligibility for payments and benefits hereunder shall be in the sole and absolute discretion of BMS and shall be conclusive and binding on all interested parties.

Please acknowledge your understanding of and agreement to the provisions of this Letter Agreement by signing and returning this letter to me by November 21, 2007.

Very truly yours,

/s/ John Celentano
John Celentano President, Health Care Group Bristol-Myers Squibb Company

AGREED TO AND ACCEPTED:

/s/ Stephen Golsby
Stephen Golsby

DATE: November 19, 2007

AMENDMENT TO LETTER AGREEMENT

August 5, 2008

Stephen W. Golsby

c/o Mead Johnson Nutritionals

2400 W. Lloyd Expressway

Evansville, Indiana 47721

Dear Steve:

On behalf of Bristol-Myers Squibb Company (“BMS” or the “Company”), I am pleased to inform you that BMS has approved certain enhancements to the letter agreement between you and BMS, dated November 12, 2007 (the “Letter Agreement”), which offered you certain incentives to ensure that Mead Johnson (the “Business”) is managed and operated efficiently throughout the process of the Transformation of the Business. First, this Amendment to the Letter Agreement (“Amendment”) provides clarity that the definitions of Transformation and Successor include an initial public offering or partial public offering of at least ten percent (10%) (“IPO”) of the Business. Second, the Effective Date of the Letter Agreement has been extended to December 31, 2009. Third, if the BMS Board of Directors determines not to proceed with an IPO of the Business prior to December 31, 2009, you will remain eligible for the entirety of the Special Bonus and it will no longer be canceled under such circumstances. Fourth, this Amendment explicitly provides that the method of calculating the Special Bonus will be based on your regular BMS target bonus level and any future bonuses for performance periods post-IPO will be based on the applicable bonus plans of the Business that take effect on or after the IPO. Fifth, the enhanced severance payment has been extended for involuntary terminations for reasons other than for cause by the Successor to an eighteen (18) month period following the anniversary date of the Transformation Closing Date, which has been increased from a twelve (12) month period. In addition, the amount of your severance protection for that period has been increased to two (2) times your annual base salary in effect as of the date of your termination by the Successor. It has also been clarified that, if there are any severance payments available to you from the Successor, you will receive the greater of those severance payments or the severance payments available to you under the paragraph relating to the enhanced severance payment, but not both. Sixth, if the Transformation results in an IPO, your eligibility for relocation and home leave benefits will expire upon your appointment as CEO of Mead Johnson. Finally, if an IPO of the Business occurs prior to December 31, 2009, and you are an employee of the Business after the Transformation Closing Date, you will also remain eligible for benefits under the individual change in control agreement held between you and BMS, provided benefits under the individual change in control agreement between you and BMS are available to similarly situated employees at your grade level or its equivalency at Bristol-Myers Squibb Company.

Capitalized terms not otherwise defined or modified herein have the meanings ascribed to them in the Letter Agreement.

The definitions of “Transformation” and “Successor” in the Letter Agreement are hereby amended to include an IPO of the Business.

Paragraph 1(d) of the Letter Agreement is hereby amended in its entirety to read as follows:

(d)

i. The Special Bonus will be paid if (A) the IPO is canceled by BMS prior to December 31, 2009, and (B) you are an active employee and in good standing of the Business as of the date the decision to cancel the IPO is made. Under these circumstances, the Special Bonus will be paid approximately six (6) months following the date the decision is made to cancel the IPO, but in no event later than March 15th of the calendar year following the date the decision to cancel the IPO is made, to comply with Internal Revenue Code Section 409A.

ii. The Special Bonus will not be paid in the event (A) you seek out and transfer to another position at BMS or the Business prior to the Transformation Closing Date, (B) the Transformation takes a form other than the IPO and is then canceled prior to December 31, 2009; or (C) except as otherwise provided in paragraph 1(d)i. above, the Transformation Closing Date does not occur on or before December 31, 2009.

iii. The Company retains the right, in its sole discretion, to provide the initial 50% of the Special Bonus to you if you have been asked by the Company to assume other responsibilities prior to the Transformation Closing Date in the time period described in paragraph 1(c)(i)A., above.

Paragraph 1(e) is hereby added to the Letter Agreement so as to immediately follow Paragraph 1(d) as follows:

(e)	In the event you are eligible for a Special Bonus under sub-section 1(a), 1(c) or 1(d)iii., the calculation of the Special Bonus will be based on your regular BMS target bonus level in effect immediately prior to the Transformation Closing Date. In the event you are eligible for a Special Bonus under sub-section 1(d)i., the calculation of the Special Bonus will be based on your regular BMS target bonus level in effect immediately prior to the date the decision to cancel the IPO is made. In the event of an IPO, your target cash bonus for performance periods post-IPO will be based on the applicable bonus plans and programs in effect for Business employees and such plans and programs will have no relevance to the calculation of the Special Bonus.

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Paragraph 3 of the Letter Agreement is hereby amended in its entirety to read as follows:

3.	Enhanced Severance Payments & Relocation Benefits.

(a)	You will be eligible for enhanced severance payments if your employment is transferred to the Successor as a result of the Transformation and your employment is then involuntarily terminated for reasons other than for cause by the Successor prior to the eighteen (18) month anniversary date of the Transformation Closing Date. If your employment is terminated under these circumstances, you will be eligible for the greater of: (i) two (2) times your annual base pay in effect as of the date of your termination by the Successor, or (ii) the severance payments under the applicable BMS severance plan in effect as of the date of your termination by the Successor. If there are any severance payments available to you from the Successor, you will receive the greater of those severance payments or the severance payments available to you under this paragraph, but not both. Payments under this Paragraph 3 shall commence immediately after your Separation from Service by the Successor and shall be payable at regular payroll intervals according to your pay schedule then in effect. The enhanced severance payments described above, if greater than those you would ordinarily have been entitled to, will be in lieu of, and not in addition to, the severance (if any) that would ordinarily have been payable to you under the terms of the applicable BMS Severance Plan or in any offer letter or other arrangement between you and BMS.

(b)	You will continue to be entitled to relocation benefits under the terms and conditions of the Relocation Benefits Memorandum dated November 2, 2005 that you received from Richard C. Lodato (“Relocation Memo”), subject to the terms described herein this paragraph. Additionally, you will be entitled to receive the benefits described in the Relocation Memo under the terms and conditions of the Relocation Memo if you are involuntarily terminated other than for cause either (a) as of the Transformation Date, or (b) if you are terminated by the Successor within one (1) year of the Transformation Closing Date. You will not be entitled to the benefits described in the Relocation Memo, however, if (a) you retire or voluntarily terminate from BMS and/or the Successor at any time, or (b) if the Transformation results in an IPO and you are named Chief Executive Officer of the Business, however, your entitlement to benefits under the Relocation Memo will expire as of the date you are named Chief Executive Officer of the Business.

Paragraph 4 of the Letter Agreement is hereby amended in its entirety to read as follows:

4.

Conditions of this Letter Agreement & General Release. The incentive payments and benefits described in this Letter Agreement in Paragraphs 1 through 3 above are contingent upon all of the following conditions: (a) the Transformation Closing Date occurring on or before December 31, 2009, except as otherwise

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provided in paragraph 1(d)i. above; (b) you are an employee in good standing (i.e., meeting the company’s performance expectations) of BMS as of the Transformation Closing Date; (c) your honoring the need for strict confidentiality regarding the Transformation; (d) your honoring the need for strict confidentiality regarding the terms of this Letter Agreement, which should not be discussed with anyone other than your significant other, financial or legal advisors without the express and specific permission of a designee of BMS; (e) your providing full support and cooperation in the best interests of BMS and the Business up to and including the Transformation Closing Date; and (f) throughout the course of your continued employment with BMS and following the completion of the Transformation and/or your separation from BMS, if applicable, your taking no action which would be considered contrary to the best interests of BMS, the Business, or their affiliates.

Additionally, your Special Bonus amount will be calculated taking into consideration, among other factors, your performance against all of the following Transformation Performance Criteria:

•	Continued effective day-to-day management of the Business

•	Value optimization for BMS shareholders

•	Exhibiting leadership behaviors that align with the interests of BMS shareholders and serve to engage and retain employees

If you are on an unpaid leave of absence from BMS for more than thirty (30) calendar days at any time between the date of this Letter Agreement and the Transformation Closing Date, all bonuses as described in Paragraphs 1 and 2 will be pro-rated, if permissible under applicable law. A paid approved leave of absence, as specified in the applicable BMS annual bonus plan in effect as of the Transformation Closing Date, will not impact your eligibility for the bonuses described in Paragraphs 1 and 2 above.

Finally, in order to receive any of the benefits described in this Letter Agreement, you will be required to sign, timely return, and not revoke, a Separation Agreement which will include a general release of all claims (in a form satisfactory to BMS), as well as other provisions, including, but not limited to, certain restrictive covenants, which will be provided to you as soon as practicable on or around the Transformation Closing Date.

Paragraph 9 of the Letter Agreement is hereby amended in its entirety to read as follows:

9.

Agreement Applicable in the Context of Change in Control of BMS. In the event of a “change in control” (as such term is defined under the individual change in control agreement held by you, hereinafter “CIC Agreement”) prior to the Transformation Closing Date, this Letter Agreement shall automatically be terminated and be null and void as of the effective date of such “change in

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control.” If the Transformation (i) is an IPO of the Business, (ii) the Business becomes and/or remains a subsidiary of BMS, and (iii) you remain an employee either of BMS or of the Business after the Transformation Closing Date, you will remain eligible for benefits under the CIC Agreement if a change in control of BMS occurs, provided that benefits under the CIC Agreement are available to similarly situated employees in your grade level or its equivalency at BMS. In no case, however, will you be eligible for benefits under the CIC Agreement if a change in control of the Business occurs.

All other provisions of the Letter Agreement remain unchanged and in full force and effect.

Pursuant to Paragraph 11 of the Letter Agreement, no provision of the Letter Agreement may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of BMS. Accordingly, in order for the enhancements to the Letter Agreement set out in the Amendment to have effect, you must acknowledge your understanding of and agreement to the terms of the Amendment by signing and returning this letter to me no later than August 19, 2008.

Very truly yours,

/s/ Lamberto Andreotti
Lamberto Andreotti Executive Vice President & Chief Operating Officer Bristol-Myers Squibb Company

AGREED TO AND ACCEPTED:

/s/ S. W. Golsby
Stephen W. Golsby

DATE: 8/11/08

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